Exhibit 99.1

Equity Compensation Plan Information

Plan Category	Number of securites to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	175,312	$14.63	14,296

Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	175,312	$14.63	14,296